Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

SUSQUEHANNA BANCSHARES, INC.

Article 1. The name of the Corporation is Susquehanna Bancshares, Inc.

Article 2. The location and post office address of the initial registered office of the Corporation in this Commonwealth is 26 North Cedar Street, Lititz, Pennsylvania 17543.

Article 3. The Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania for the following purpose or purposes: The purpose or purposes for which the Corporation is incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania are to have unlimited power to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under said Business Corporation Law. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of the Commonwealth of Pennsylvania (Act of May 5, 1933, P.L. 364, as amended).

Article 4. The term for which the Corporation is to exist is perpetual.

Article 5. The aggregate number of shares which the Corporation will have the authority to issue is four hundred five million (405,000,000) shares, divided into two classes consisting of five million (5,000,000) shares of Preferred Stock, without par value (“Preferred Stock”) and four hundred million (400,000,000) shares of Common Stock, par value $2.00 per share (“Common Stock”).

Article 6. The Board of Directors shall have the full authority permitted by law to fix by resolution full, limited, multiple or fractional, or no voting rights, and such designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for the Preferred Stock and any series thereof, and to issue such Preferred Stock from time to time in one or more series. The designations, preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights of any series of Preferred Stock may differ from those of any and all series at any time outstanding.

Article 7. The name and post office address of each incorporator and the number and class of shares subscribed by such incorporator is: Name, Charles L. O’Brien; address, 10 South Market Square, Harrisburg, Pennsylvania 17108; number and class of shares, 1 share of Common Stock.

Article 8. The shareholders of any class of capital stock of the Corporation shall not have the right to cumulate their votes for the election of Directors of the Corporation.

Article 9. To the full extent permitted by law, the Board of Directors is expressly vested with the authority to make, alter, amend and repeal such By-Laws as it may deem necessary or desirable for the Corporation; subject to the statutory power of the shareholders to change such action, but only upon the affirmative vote of the holders of the outstanding capital stock of the Corporation entitled to cast at least seventy-five percent (75%) of the votes which all shareholders are entitled to cast thereon (considered for the purpose of this Article 9 as one class) at a regular or special meeting of shareholders duly convened after notice to the shareholders of that purpose.

Article 10. Any action which may be taken at a meeting of shareholders or of a class of shareholders may be taken without a meeting if a consent or consents in writing to such action, setting forth the action so taken, shall be signed by all, but not less than all, shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Corporation.

Article 11. A. For purposes of this Article 11, the term “Acquisition Transaction” includes any action, proposal, plan or attempt by any corporation or other business entity or any person or group to (a) make any tender offer or exchange offer for any equity security of the Corporation, (b) merge or consolidate the Corporation or any subsidiary of the Corporation with or into another corporation or entity, (c) purchase or otherwise acquire all or substantially all of the assets of the Corporation or of any of its subsidiaries, or (d) any transaction or series of transactions similar in purpose, form or effect to any of the foregoing.

B. The Board of Directors may, in its sole discretion, and it is hereby declared a proper corporate purpose for the Board of Directors to, oppose, recommend, or remain neutral with respect to an Acquisition Transaction on the basis of the Board of Directors’ evaluation of what is in the best interests of the Corporation. When considering whether to oppose, recommend or remain neutral with respect to an Acquisition Transaction, the Board of Directors may, but is not legally obligated to, evaluate and give such consideration as it deems appropriate to, by way of illustration but not of limitation, any or all of the following matters:

1. the adequacy of the consideration being offered, not only in relation to then current market price of the Corporation’s securities, but also in relation to (a) the historical and present operating results or financial position of the Corporation, (b) whether equal or more favorable consideration could be obtained currently or in the future in a freely negotiated transaction with another party and (c) the future value of the Corporation as a continuing independent entity;

2. the economic or social effects that the Acquisition Transaction might have on the employees, depositors, and customers of the Corporation or its subsidiaries and the communities they serve;

3. the reputations and business practices of an offeror and its management and affiliates and they might affect the business of the Corporation and its subsidiaries, the future value of the Corporation’s securities and the employees, depositors, customers and the communities served by the Corporation and its subsidiaries; and

4. any antitrust or other legal, administrative or regulatory difficulties that might be created by the Acquisition Transaction.

C. If the Board of Directors determine that an Acquisition Transaction should be opposed, it may take any lawful action to accomplish its purpose, including but not limited to any or all of the following: Advising shareholders not to accept the offer; litigation against the offeror; filing complaints with governmental and regulatory authorities; causing the Corporation to acquire its own securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; making an acquisition of another entity that the Board of Directors believes in good faith to be in the best interest of the Corporation and that also creates an antitrust or other regulatory problem for the offeror; and seeking a more favorable offer from another individual or entity.

Article 12. A. For purposes of this Article 12 the term “Business Combination” shall mean any one or more of the following transactions:

1. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (i) and 20% Shareholder (as hereinafter defined) or (ii) any other corporation (whether or not itself a 20% Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of a 20% Shareholder, or;

2. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or in a series of related transactions) to or with any 20% Shareholder of assets whether of the Corporation or any Subsidiary or Subsidiaries of the Corporation, or any combination thereof, the aggregate value of which is equal to or greater than 10% of the Corporation’s consolidated stockholders equity; or

3. the issuance or transfer by the Corporation or by any Subsidiary (in One Transaction or in a series of related transactions) of any securities of the Corporation or any Subsidiary to any 20% Shareholder or Affiliate of a 20% Shareholder in exchange for cash, securities or other property or any combination thereof, having an aggregate fair market value equal to or greater than 10% of the Corporation’s consolidated stockholders equity; or

4. any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with, into or otherwise involving a 20% Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary, which is directly or indirectly owned by any 20% Shareholder or any Affiliate of a 20% Shareholder;

provided, however, no transaction described in subparagraphs A.1. through A.4. of this Article 12 shall constitute a Business Combination if the Board of Directors has by resolution authorized or ratified the execution and delivery of a written agreement in principle, memorandum of understanding or letter of interest respecting such transaction prior to the time the 20% Shareholder involved in such transaction acquired, directly or indirectly, more than ten percent (10%) of the outstanding capital stock of the Corporation which would be entitled to vote on such transaction (considered for the purpose of this paragraph A. as a single class of shares).

B. Notwithstanding the fact that by law or by agreement with a national securities exchange or otherwise no vote, or a lesser vote, of shareholders may be specified or permitted, and except as otherwise expressly provided in paragraph C. of this Article 12, the affirmative vote of the holders of the outstanding capital stock of the Corporation entitled to cast at least eighty-five percent (85%) of the votes which all shareholders are entitled to cast on the matter shall be required to approve any Business Combination.

C. Notwithstanding the provisions of paragraph B. of this Article 12, a Business Combination shall require the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all shareholders are entitled to cast on the matter, if and only if all of the following conditions shall have been satisfied:

1. The ratio of (a) the aggregate amount of cash and the fair market value of all other consideration to be received in such Business Combination by the Corporation, a Subsidiary, or the holders of Common Stock, as the case may be, divided by the number of shares of Common Stock issued and outstanding immediately prior to the first public announcement relating to such Business combination, to (b) the market price of the Common Stock per share immediately prior to the first public announcement relating to such Business Combination, is at least as great as the ratio of (c) the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which such 20% Shareholder has paid for any shares of Common Stock acquired by it within the three-year period prior to the record date for determining shareholders entitled to vote on such Business Combination to (d) the market price of the Common Stock immediately prior to the initial acquisition by such 20% Shareholder of any Common Stock.

2. The aggregate amount of the cash and fair market value of other consideration to be received in such Business Combination by the Corporation, a Subsidiary or the holders of Common Stock, as the case may be, divided by the number of shares of Common Stock issued and outstanding immediately prior to the first public announcement relating to such Business Combination, is not less than the highest per-share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by such 20% Shareholder for any block of Common Stock owned by it;

3. The form of consideration to be received by holders of Common Stock in such Business Combination shall be not less favorable than the consideration paid by the 20% Shareholder in acquiring the largest block of Common Stock already owned by it;

4. After such 20% Shareholder has acquired ownership of not less than 20% of the then outstanding votes (a “20% Interest”) and prior to the consummation of such Business Combination:

(a) the 20% Shareholder shall have taken all action necessary to ensure that the Corporation’s Board of Directors included at all times representation by Continuing Director(s) (as hereinafter defined) proportionate to the ratio that the Voting Shares which from time to time are owned by persons (such hereinafter described persons being “Public Holders”) who are neither 20% Shareholders nor Substantial Shareholders (as that term is defined in Article 14 hereof) bear to all Voting Shares outstanding at such respective times (with a Continuing Director to occupy any resulting fractional Board position);

(b) such 20% Shareholder shall not have acquired any newly issued shares of stock, directly or indirectly, from the Corporation (except upon conversion of convertible securities acquired by it prior to obtaining a 20% Interest or as a result of a pro rate stock dividend or stock split); and

(c) such 20% Shareholder shall not have acquired any additional shares of the Corporation’s outstanding Common Stock or securities convertible into or exchangeable for Common Stock except as a part of the transaction which resulted in such 20% Shareholder acquiring its 20% Interest;

5. Prior to the consummation of such Business Combination, such 20% Shareholder shall not have (a) received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Corporation, or (b) made any major change in the Corporation’s business or equity capital structure without the unanimous approval of the whole Board; and

6. A proxy statement meeting the requirements of the Securities Exchange Act of 1934 shall have been mailed to all holders of Voting Shares for the purpose of soliciting shareholder approval of such Business Combination. Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the holders of Voting Shares other than any 20% Shareholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

D. Any of the following which are not a Business Combination subject to the provisions of paragraph B. or paragraph C. of this Article 12, shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all shareholders are entitled to cast on the matter.

1. Any merger or consolidation of the Corporation with or into another corporation; or

2. Any merger or consolidation of a Subsidiary with or into another corporation if (i) the resulting, surviving or continuing corporation, as the case may be, would not be a Subsidiary or (ii) the total number of common shares of the Corporation issued or delivered in connection with such transaction, plus those initially issuable upon conversion on any other shares, securities or obligation to be issued in connection with such transaction, exceed fifteen percent (15%) of the common shares of the Corporation outstanding immediately prior to the date on which such transaction is consummated; or

3. Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Corporation; or

4. Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all the assets of a Subsidiary whose total assets exceed twenty percent (20%) of the total assets of the Corporation as reflected on the most recent consolidated balance sheet of the Corporation.

5. Any sale of all or substantially all of the stock in a subsidiary whose total assets exceed twenty percent (20%) of the total assets of the Corporation as reflected on the most recent consolidated balance sheet of the Corporation.

Transactions involving the Corporation or a Subsidiary which are not Business Combinations or which are not described in subparagraphs D.1. through D.5. of this Article 12, shall require only such shareholder approval, if any, as may be required pursuant to the Business Corporation Law of the Commonwealth of Pennsylvania as from time-to-time in effect.

E. Any plan or proposal for the liquidation or dissolution of the Corporation which would require or permit a distribution of any surplus remaining after paying off all debts and liabilities of the Corporation to the shareholders in accordance with their respective rights and preferences shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the votes which all shareholders are entitled to cast on the matter; provided, the affirmative vote of the holders of at least eighty-five percent (85%) of the votes which all shareholders are entitled to cast on the matter shall be required for any such plan or proposal which would permit such distribution to shareholders to be made other than in cash.

F. For the purposes of this Article 12:

1. A “person” shall mean any individual, group, firm, corporation or other entity.

2. “20% Shareholder” shall mean, in respect of any Business Combination, any person (other than the Corporation or any Subsidiary) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on such Business Combination, or immediately prior to the consummation of any such transaction,

(a) is a beneficial owner, directly or indirectly, of not less than twenty percent (20%) of the Voting Shares, or

(b) is an Affiliate of the Corporation and at any time within two years prior thereto was the beneficial owner, directly or indirectly, of not less than twenty percent (20%) of the Voting Shares, or

(c) is an assignee of or has otherwise succeeded to any Voting Shares which were at any time within two years prior thereto beneficially owned by any 20% Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933;

provided, however, that a person shall not be deemed a 20% Shareholder for any purposes hereof, if such person (or an Affiliate thereof or any other person deemed to be the beneficial owner of Voting Shares also beneficially owned by such person) shall, prior to the time such person becomes the beneficial owner, directly or indirectly, of more than 10% of the outstanding Voting Shares, commence and thereafter shall consummate a Tender Offer (as defined in Article 14 hereof) for any and all shares of Common Stock, the terms of which shall be approved and recommended to shareholders, as is the best interest of the Corporation and its shareholders, by two-thirds of the members of the whole board (but only if at least a majority of the members of the board of directors acting upon such matters shall be Continuing Directors).

3. A person shall be the “beneficial owner” of any Voting Shares:

(a) which such person or any of its Affiliates and Associates (as hereinafter defined) beneficially own, directly or indirectly, or

(b) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote, pursuant to any agreement, arrangement or understanding, or

(c) which are beneficially owned, directly or indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of any Voting Shares.

4. The outstanding Voting Shares shall include shares deemed owned through application of subparagraph F.3. above but shall not include any other Voting Shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

5. “Continuing Director” shall mean a person who was a member of the Board of Directors of the Corporation elected by the Public Holders prior to the date as of which such 20% Shareholder acquired in excess of ten percent (10%) of the then outstanding Voting Shares, or a person designated (before his initial election as a Director) as a Continuing Director by a majority of the then Continuing Directors.

6. “Other consideration to be received” shall mean Common Stock of the Corporation retained by its Public Holders in the event of a business combination in which the Corporation is the surviving corporation.

7. “Affiliate” and “Associate” shall have the respective meanings given those terms in the General Rules and Regulations under the Securities Exchange Act of 1934.

8. “Subsidiary” means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 1986) is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of 20% Shareholder set forth in subparagraph F.2., the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

9. “Common Stock” shall mean that class of the Corporation’s common stock designated as ‘Common Stock’ at January 1, 1986, and shall also include any capital stock of any class or series of the Corporation thereafter authorized which shall be neither limited or entitled to a fixed sum or percentage in respect of dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

10. “Voting Shares” shall mean any shares of the capital stock of the Corporation entitled to vote (irrespective of the number of votes which each such share is entitled to cast) generally in the election of directors.

G. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article 12, on the basis of information known to them, (1) the number of Voting Shares beneficially owned by any person and the number of votes which such Voting Shares are entitled to cast on a matter, (2) whether a person is an Affiliate or Associate of another, (3) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in Section 3 of subparagraph F.3., (4) the fair market value of consideration other than cash to be received in any Business Combination, (5) whether the form of consideration to be received by holder of Common Stock in a Business Combination is not less favorable than the consideration paid by a 20% Shareholder in acquiring the largest block of Common Stock owned by it, and (6) whether a 20% Shareholder has taken all action necessary to ensure proportionate representation by Continuing Directors on the Board of Directors for purposes of clause (a) of subparagraph C.4. of this Article 12.

H. Any amendment, alteration, change or repeal of this Article 12 or any part hereof shall require the affirmative vote of the holders of at least eighty-five percent (85%) of the votes which all shareholders are entitled to cast on the matter; provided that this paragraph H. shall not apply to, and such 85% vote shall not be required for, any amendment, alteration, change or repeal recommended to the shareholders by 85% of the whole Board, but only if all members of the whole Board are Continuing Directors. If such amendment, alteration, change or repeal is recommended to the shareholders by 85% of the whole Board, all members of which are Continuing Directors, the vote required in Article 13 hereof shall apply.

I. Nothing contained in this Article 12 shall be construed to relieve any 20% Shareholder from any fiduciary obligation imposed by law. Nothing contained in this Article 12 shall be construed to relieve any 20% Shareholder from compliance with the provisions of any other Article of these Articles of Incorporation (including, without limitation, the provisions of Article 14 hereof).

Article 13. Articles 9, 10 and 11, of these Articles of Incorporation, and this Article 13, may not be amended, altered, changed or repealed without the affirmative vote of holders of the outstanding capital stock of the Corporation entitled to cast at least seventy-five percent (75%) of the votes which all shareholders are entitled to cast thereon at a regular or special meeting of shareholders duly convened after notice of such purpose to the shareholders.

Article 14. A. It is the declared intent and policy of the Corporation and its shareholders that control of the Corporation is an asset that belongs to all shareholders of the Corporation and that all such shareholders are entitled (i) to participate, through an election to sell or otherwise dispose of their shares, in any proposed acquisition of control of the Corporation by another person, and (ii) to be offered a price for their shares which is fair and equitable under the circumstances and which includes an appropriate premium for the acquisition of such control. It is the declared collective conclusion of the Corporation and its shareholders that such policy will not adequately be furthered if any person after acquiring such control may, in its discretion, determine whether or not to acquire the remaining equity interests in the Corporation. Even if these Articles of Incorporation were to require such person to pay to the holders of such remaining equity interests a price deemed fair and equitable under the circumstances in the event such person determines to acquire such remaining equity interests, such person would not otherwise be required to effect any such acquisition. Therefore, to carry out the aforementioned intent and policy, the Corporation and its shareholders hereby approve and adopt this Article 14.

B. From and after the date any person first becomes a Substantial Shareholder (as hereinafter defined in subparagraph G.2. of this Article 14) until such time as such person shall cease to be a Substantial Shareholder, holders of issued and outstanding Voting Shares (as hereinafter defined in subparagraph G.10. of this Article 14) of any class or series beneficially owned (as hereinafter defined in subparagraph G.3. of this Article 14) by such Substantial Shareholder, as of any record date for the determination of shareholders entitled to vote on or consent to any matter, in excess of 10% of the then issued and outstanding shares of such class or series shall, subject to the provision of the last two sentences of this paragraph B., be entitled to cast one tenth (1/10) of one vote per share for each such share in excess of 10% of the then issued and outstanding shares of such class or series. Notwithstanding the foregoing, in the event such Substantial Shareholder, or an Affiliate (as hereinafter defined in subparagraph G.7. of this Article 14) thereof, or any other person deemed to be the beneficial owner of Voting Shares also beneficially owned by such Substantial Shareholder, shall consummate a Tender Offer (as hereinafter defined in subparagraph G.9. of this Article 14) conforming with the provisions of paragraphs D. and E. of this Article 14, holders of all Voting Shares beneficially owned by such Substantial Shareholder shall thereupon be entitled to cast one vote per share (or such greater or lesser number of votes per share as shall be provided for each share of such class of stock pursuant to the provisions of Article 5 of these Articles of Incorporation) on each matter voted on or consented to by the shareholders of the Corporation. The number of votes which may be cast by any record owner by virtue of the provisions of this Article 14 in respect of Voting Shares of any class or series beneficially owned by a Substantial Shareholder shall be a number equal to the total number of votes which a single record owner of all Voting Shares of such class or series beneficially owned by such Substantial Shareholder would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series beneficially owned by such Substantial Shareholder and owned of record by such record owner and the denominator of which is the total number of shares of such class or series beneficially owned by such Substantial Shareholder.

C. Until such time as a Substantial Shareholder (or an Affiliate thereof or any other person deemed to be the beneficial owner of Voting Shares also beneficially owned by such Substantial Shareholder) shall consummate a Tender Offer conforming with the provisions of paragraphs D. and E. of this Article 14, in no event shall such Substantial Shareholder and the record owner(s) of all Voting Shares of any class or series beneficially owned by such Substantial Shareholder collectively be entitled or permitted to cast, by virtue of their beneficial or record ownership of Voting Shares of any class or series beneficially owned by such Substantial Shareholder in excess of 35% of the total number of votes which the holders of all then outstanding Voting Shares of such class or series would (after giving effect to the provisions of paragraph B. of this Article 14) be entitled to cast. If the provisions of the preceding sentence shall have the effect of reducing the total number of votes which any Substantial Shareholder and the record owner(s) of Voting Shares of any class or series beneficially owned by such Substantial Shareholder shall be entitled to cast, such reduction shall be effected, and the number of votes which such record owner(s) shall be entitled to cast (by reason of this paragraph C. shall be determined, in accordance with the provisions of the last sentence of paragraph B. of this Article 14).

D. The Tender Offer referred to in the second sentence of paragraph B. of this Article 14, and in the first sentence of paragraph C. of this Article 14, shall mean a Tender Offer to acquire at not less than the applicable Offer Price (as hereinafter defined in paragraph E. of this Article 14) any and all shares of Common Stock (as hereinafter defined in subparagraph G.11. of this Article 14) then outstanding and not beneficially owned by the Substantial Shareholder to which such Tender Offer relates. In no event shall any Tender Offer referred to in this paragraph D. remain open for less than twenty business days (as defined in the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1986) or provide that shares duly tendered pursuant thereto will not be purchased within 40 business days after the commencement of such Tender Offer, and in the event that at the time such Tender Offer is commenced the terms and conduct thereof shall not be directly regulated by sections 14(d) or 13(e) of the Securities Exchange Act of 1934 and the Rules and Regulations thereunder, or any successor federal laws and regulations, then such Tender Offer shall conform in all respects with the provisions of the Securities Exchange Act of 1934 and the General Rules and Regulations thereunder, as in effect on January 1, 1986. The consideration to be received by holders of Common Stock in any such Tender Offer shall be in the form of cash (which may be payable by check) exclusively, and such Tender Offer shall be deemed consummated only when payment in full shall be made for all duty tendered shares. A Tender Offer shall not be deemed to have conformed or complied with the provisions of this subparagraph D. unless (i) such Substantial Shareholder or Affiliates requests the board of directors to notify it of the Offer Price or the Established Price, as the case may be, as contemplated in subparagraph E.2. of this Article 14 and (ii) such Tender Offer is commenced within 30 days after the first public announcement thereof setting forth the Offer Price thereof (‘such public announcement being hereinafter referred to as the Announcement’ of such Tender Offer).

E. For purposes of this Article 14:

1. The ‘Offer Price’ for any Tender Offer referred to in paragraph D. of this Article 14 shall be an amount per share of Common Stock which shall not be less than the greater of

(a) the Market Price (as hereinafter defined in paragraph F. of this Article 14) of the Common Stock immediately prior to the Announcement of such Tender Offer multiplied by a fraction, the numerator of which is the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers’ fees) which such Substantial Shareholder (or any of its Affiliates or any other person deemed to be the beneficiary owner of Voting Shares also beneficially owned by such Substantial Shareholder) paid or agreed to pay for any shares of Common Stock acquired by it within two years prior to the Announcement of such Tender Offer, and the denominator of which is the Market Price of the Common Stock immediately prior to the initial acquisition by such Substantial Shareholder (or any of its Affiliates or any other person deemed to be the beneficial owner of Voting Shares also beneficially owned by such Substantial Shareholder) of any Common Stock during such two-year period; or

(b) the highest price per share of Common Stock (including brokerage commissions, transfer taxes and soliciting dealers’ fees) paid or agreed to be paid by such Substantial Shareholder (or any of its Affiliates or any other person deemed to be the beneficial owner of Voting Shares also beneficially owned by such Substantial Shareholder) in acquiring any shares of Common Stock; or

(c) the highest sale or bid price for the Common Stock reported during the 12 months prior to the Announcement of such Tender Offer; or

(d) the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the one in which the Announcement of such Tender Offer shall be made as to which financial results have been published by the Corporation, multiplied by the price/earnings multiple determined by a majority of the Continuing Directors.

(e) the book value of the Corporation as of a recent date preceding the Announcement of such Tender Offer, multiplied by the book value multiple determined by a majority of Continuing Directors.

In making the determination referred to under clauses (d) and (e) above, the majority of Continuing Directors shall act reasonably and may consider all financial and other data they deem relevant, including but not limited to current and historic price earnings multiples of the Corporation; current and historic price earnings multiples of other corporation engaged in businesses similar to the Corporation whose shares are publicly traded; current and historic price earnings multiples of such Substantial Stockholder or any of its Affiliates; and the Corporation’s historic and projected financial position, results of operations, return on investment and other financial criteria, and its business plans and future prospects.

Notwithstanding the foregoing, a majority of the whole board (as hereinafter defined in subparagraph G.6. of this Article 14), in its discretion, may determine, but only if a majority of the whole board shall then consist of Continuing Directors (as hereinafter defined in subparagraph G.5. of this Article 14), or, if a majority of the whole board shall not then consist of Continuing Directors a majority of the then Continuing Directors, in their discretion, may determine, that, in lieu of an amount per share of Common Stock not less than the greater of the amounts determined in accordance with clauses (a), (b), (c), (d) or (e) of this subparagraph E.1., such Offer Price shall be an amount per share of Common Stock which shall not be less than a price per share of Common Stock (the “Established Price”) established and determined in writing by an independent, nationally recognized investment banking firm selected by a majority of the whole board, but only if a majority of the whole board shall then consist of Continuing Directors, or, if a majority of the whole board does not then consist of Continuing Directors, by a majority of the then Continuing Directors, as then a fair and appropriate price (considering the Corporation, on a consolidated basis, as a going concern or on the basis of its value in liquidation, whichever circumstance would result in the highest such price) for the sale of the Corporation in a privately negotiated, arm’s-length transaction with a person other than a Substantial Shareholder or any Affiliate of such Substantial Shareholder, in light of then prevailing economic conditions, the business and assets of and future prospects for the Corporation, the synergistic benefits expected to be derived by the acquiring person(s) from an acquisition of or combination with the Corporation, recent examples of similar transactions and other factors then generally considered and relied upon by the investment banking community in making determinations or recommendations as to price in arm’s-length acquisition transactions.

2. The Corporation shall furnish to any Substantial Shareholder requesting in writing (such request to be addressed to the Corporation’s chief executive officer at the principal executive offices of the Corporation), within 90 days after receipt of such request, a certificate of an officer of the Corporation either specifying the Offer Price or the Established Price, as the case may be, which has been determined in accordance with subparagraph E.1. of this Article 14. Each such request by a Substantial Shareholder shall specify the price paid or agreed to be paid for shares of Common Stock referred to in clauses (a) and (b) of subparagraph E.1. of this Article 14 and shall contain an agreement to pay the reasonable fees and expenses of the investment banking firm engaged by the Corporation pursuant to subparagraph E.1. of this Article 14 if the Substantial Shareholder does not make a Tender Offer complying with the provisions of paragraph D. of this Article 14. In the event there shall be no Announcement of a Tender Offer complying with the provisions of paragraphs D. and E. of this Article 14 within 45 days after receipt of any such certificate by the Substantial Shareholder making such request, such Substantial Shareholder shall no longer be entitled to rely thereon or act on the basis thereof. In such event, such Substantial Shareholder shall be entitled to make a further request as to the Offer Price or the Established Price, as the case may be; such subsequent request and response to conform with and to be subject to the foregoing provisions of paragraph E. of this Article 14.

3. Historical prices per share applied in accordance with clauses (a), (b), (c), (d) and (e) of subparagraph E.1. of this Article 14 shall be appropriately adjusted to reflect stock splits, combinations and recapitalizations of the shares of capital stock of the Corporation subsequent to the date on or as of which such prices are to be determined.

F. For purposes of paragraph E. of this Article 14, the ‘Market Price’ of a share of Common Stock on any particular date shall mean the average closing bid price, as published by the National Association of Securities Dealers Automated Quotation System (NASDAQ) (or, if such price is not so published by NASDAQ, the average of the closing high and low bid price as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for such purpose), or, if the Common Stock is then listed or admitted to trading on a national securities exchange, the last sale price regular way therefor as reported in the consolidated transaction reporting system for securities listed or traded on such exchange, or, in case no such reported sale takes place, the reported closing bid price regular way on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, in any such case for each of the 45 trading days in which shares of Common Stock shall have been traded immediately preceding date the which first precedes the Announcement of the Tender Offer in question; provided, however, that if no such closing prices are available, ‘Market Price’ shall be determined by a majority of the whole board, but only if a majority of the whole board shall then consist of Continuing Directors, or, if a majority of the whole board shall not then consist of Continuing Directors, by a majority of the then Continuing Directors, on such basis as they shall deem reasonable.

G. For the purposes of this Article 14:

1. A “person” shall mean any individual, firm, corporation or other entity.

2. “Substantial Shareholder” shall mean any person, other than the Corporation or any Subsidiary (as hereinafter defined in subparagraph G.8. of this Article 14), who or which is the beneficial owner, directly or indirectly, of more than 10% of the outstanding Voting Shares (determined solely on the basis of the total number of Voting Shares so beneficially owned and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares) in relation to the total number of Voting Shares issued and outstanding); provided, however, that a person shall not be deemed to be a Substantial Shareholder for any purposes hereof, if such person (or an Affiliate thereof or any other person deemed to be the beneficial owner of Voting Shares also beneficially owned by such person) shall, prior to the time such person becomes the beneficial owner, directly or indirectly, of more than 10% of the outstanding Voting Shares, commence and thereafter shall consummate a Tender Offer for any and all shares of Common Stock, the terms of which shall be approved and recommended to shareholders, as in the best interests of the Corporation and its shareholders, by two-thirds of the members of the whole board (but only if at least a majority of the members of the board of directors acting upon such matter shall be Continuing Directors).

3. “Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on January 1, 1986; provided, however, that a person shall, in any event, also be deemed the ‘beneficial owner’ of any Voting Shares:

(a) which such person or any of its Affiliates beneficially owns directly or indirectly, or

(b) which such person or any of its Affiliates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any Voting Shares solely by reason of an agreement, arrangement or understanding with the Corporation to effect a Business Combination, as defined in Article 12 of these Articles of Incorporation) or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner), or

(c) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation;

and provided further, however, that (i) no director or officer of the Corporation (nor any Affiliate of any such director or officer) shall, solely by reason of any or all of such directors or officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Voting Shares beneficially owned by any other such director or officer (or any Affiliate thereof), and (ii) no employee stock ownership or similar plan of the Corporation or any Subsidiary nor any trustee with respect thereto (not any Affiliate of such trustee) shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Voting shares held under any such plan.

4. For purposes of computing the percentage of beneficial ownership of Voting Shares of a person in order to determine whether such person is a Substantial Shareholder, the outstanding Voting Shares shall include shares deemed owned by such person through application of subparagraph G.3. of this Article 14, but shall not include any other Voting Shares which may be issuable by the Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Voting Shares shall include only Voting Shares then outstanding and shall not include any Voting Shares which may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

5. “Continuing Director” shall mean a person who was a member of the Board of Directors of the Corporation elected by Public Holders (as defined in subparagraph C.4. of Article 12) prior to the date as of which the Substantial Shareholder in question became a Substantial Shareholder, or a person designated (before his initial election or appointment as a director) as a Continuing Director by a majority of the whole board, but only if by a majority of the then Continuing Directors.

6. “Whole board” shall mean the total number of directors which the Corporation would have if there were no vacancies.

7. “Affiliate” shall have the meaning given that term in General Rules and Regulations under the Securities Exchange Act of 1934.

8. “Subsidiary” shall mean any corporation of which a majority of each class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 1986) is owned, directly or indirectly, by the Corporation.

9. “Tender Offer” shall mean an offer to acquire equity securities pursuant to a request or invitation for tenders.

10. “Voting Shares” shall mean any shares of the capital stock of the Corporation entitled to vote (irrespective of the number of votes which each such share is entitled to cast) generally in the election of directors.

11. “Common Stock” shall mean that class of the Corporation’s common stock designated as ‘Common Stock’ at January 1, 1986 and shall also include any capital stock of any class or series of the Corporation thereafter authorized which shall be neither limited or entitled to a fixed sum or percentage in respect of dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. In the event there shall at any time be more than one class or series of capital stock issued and outstanding which constitutes Common Stock, all references in this Article 14 to Common Stock, or to any Tender Offer, Offer Price, Established Price or Market Price, shall be deemed to refer to and apply to each such class or series of Common Stock individually and the provisions of this Article 14 shall be deemed to apply separately to each such class or series of Common Stock.

H. A majority of the whole board shall have the power to determine, but only if a majority of the whole board shall then consist of Continuing Directors, or, if a majority of the whole board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the power to determine, for the purposes of this Article 14, on the basis of information known to them, (i) the number of Voting Shares beneficially owned by any person, (ii) whether a person is an Affiliate of another, (iii) whether a person has an agreement, arrangement or understanding with another as to the matters referred to in subparagraph G.3. of this Article 14, (iv) whether the purchase price offered pursuant to any Tender Offer referred to in paragraph D. of this Article 14 conforms to the requirements as to minimum Offer Price set forth in paragraph E. of this Article 14, or (v) any other factual matter relating to the applicability or effect of this Article 14.

I. A majority of the whole board shall have the right to demand, but only if a majority of the whole board shall then consist of Continuing Directors, or, if a majority of the whole board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is a Substantial Shareholder (or holds of record Voting Shares beneficially owned by any Substantial Shareholder) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such person who it is reasonably believed is a Substantial Shareholder, (ii) the number of, and class or series of, shares beneficially owned by such person who it is reasonably believed is a Substantial Shareholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article 14, as may reasonably be requested of such person, and such person shall furnish such information within 10 days after the receipt of such demand.

J. Except as otherwise provided by law or expressly provided in this paragraph J., the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Article 14) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the shareholders, and every reference in these Articles of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

K. Any determinations made by the board of directors or by the Continuing Directors, as the case may be, pursuant to this Article 14 in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its shareholders, including any Substantial Shareholder.

L. Anything to the contrary contained in this Article 14 notwithstanding, and without limiting the powers, duties and obligations of the board of directors, the board of directors is entitled and authorized, consistent with its duties as such and its obligations to the Corporation and its shareholders, to consider the terms of any proposed Tender Offer or acquisition proposed by any person, and to determine if and whether to recommend acceptance or rejection thereof, notwithstanding compliance thereof with the provisions of paragraphs D. and E. of this Article 14, and in connection therewith, to take or authorize any and all appropriate and proper action deemed in the judgment of the board of directors in the best interests of the Corporation and the shareholders in the event the board of directors shall determine to recommend rejection thereof.

M. Any amendment, alteration, change or repeal of this Article 14 shall, in addition to any other vote or approval required by law or by these Articles of Incorporation, require the affirmative vote of the holders of then outstanding Voting Shares entitling the holders thereof to cast at least 85% of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares (and such affirmative vote must include the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all Voting Shares not beneficially owned by any Substantial Shareholder); provided, that this paragraph M. shall not apply to, and such 85% vote (and such further majority vote) shall not be required for, any amendment, alteration, change or repeal declared advisable by the board of directors by the affirmative vote of two-thirds of the whole board and submitted to the shareholders for their consideration, but only if all of the members of the board of directors acting upon such matter shall be Continuing Directors. If such amendment, alteration, change or repeal is recommended to the shareholders by two-thirds of the whole board, all members of which are Continuing Directors, then such amendment, alteration, change or repeal shall be approved upon the affirmative vote of the holders of then outstanding Voting Shares entitling the holders thereof to cast at least two-thirds of the votes entitled to be cast by the holders of all of the outstanding Voting Shares.

N. Nothing contained in this Article 14 shall be construed to relieve any Substantial Shareholder from any fiduciary obligation imposed by law.

O. In the event any paragraph (or portion thereof) of this Article 14, including, without limitation, paragraph C. of this Article 14, shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof of this Article 14 shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its shareholders that each such remaining provision (or portion thereof) of this Article 14 remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including Substantial Shareholder, notwithstanding any such finding.

P. Nothing contained in this Article 14 shall be construed to relieve any Substantial Shareholder from compliance with the provisions of any other Article of these Articles of Incorporation (including, without limitation, the provisions of Article 12 hereof).